Exhibit 99.1

For more information, contact:

Investors:

Corey Kinger, WW

VP Investor Relations

212.601.7569

corey.kinger@ww.com

Media:

Joe Quenqua, WW

Chief Communications Officer

212.601.7519

joe.quenqua@ww.com

Jennifer Dulski To Join WW Board of Directors

NEW YORK, (February 18, 2020) — WW International, Inc. (NASDAQ: WW), a global wellness company and the world’s leading commercial weight management program, today announced that Jennifer Dulski will join the WW Board of Directors, effective as of February 27, 2020. Jennifer served in leadership roles at Facebook, Google and Yahoo!, as well as founder, CEO and COO roles at both early stage and scaling startups. She also has more than a decade of board experience, serving on both public and private corporate boards and non-profit boards.

“On behalf of the entire Board of Directors, I am excited to welcome Jennifer,” said Raymond Debbane, Chairman of the WW Board of Directors. “She brings valuable expertise and diverse experience in scaling organizations, transforming technology and building communities and will be instrumental as WW continues to evolve.”

Most recently, Jennifer served as Head of Groups and Community at Facebook, where she managed a team responsible for envisioning, building and growing the Groups product. She also led the latest redesign of Facebook, “FB5,” to put communities at the center of the app.

Prior to Facebook, Jennifer was President and Chief Operating Officer of Change.org, the world’s largest platform for social change. Under her leadership, Change.org grew from 18 million users to 180 million, developed a profitable business model and rebuilt its technology to handle high growth scale and virality.

“I am thrilled to join the WW Board of Directors during such an exciting time in the company’s technology evolution,” said Dulski. “I look forward to bringing my experience to help WW accelerate its digital innovation to support the lives of its members around the world and deepen its online communities.”

About WW International, Inc.

WW – Weight Watchers reimagined – is a global wellness company powered by the world’s leading commercial weight management program. We inspire millions of people to adopt healthy habits for real life. Through our engaging tech-enabled experience and face-to-face group workshops, members follow our livable and sustainable program of healthy eating, physical activity, and a helpful mindset. Leveraging more than five decades of experience in building inspired communities and our deep expertise in behavioral science, we aim to democratize wellness and to deliver wellness for all. To learn more about the WW approach to healthy living, please visit ww.com. For more information about our global business, visit our corporate website at corporate.ww.com.